Exhibit 5.1

Geralyn M. Presti General Counsel and Secretary Direct Number (216) 416-3269 E-mail GeriPresti@forestcity.net	Legal Department 50 Public Square Suite 1360 Cleveland, OH 44113-2267 Phone (216) 621-6060 Fax (216263-6206 www.forestcity.net	Legal File No.

June 28, 2012

Forest City Enterprises, Inc.

Terminal Tower, 50 Public Square, Suite 1100

Cleveland, OH 44113

Re: $125,000,000 Aggregate Principal Amount of 7.375% Senior Notes due 2034 of Forest City Enterprises, Inc.

Ladies and Gentlemen:

As Executive Vice President, General Counsel and Secretary for Forest City Enterprises, Inc., an Ohio corporation (the “Company”), I have acted as counsel in connection with the issuance and sale of $125,000,000 aggregate principal amount of 7.375% Senior Notes Due 2034 of the Company (the “Notes”) pursuant to the Underwriting Agreement, dated June 28, 2012 (the “Underwriting Agreement”), by and among the Company and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., acting as representatives of the several underwriters named therein (the “Underwriters”). The Notes are to be issued as additional notes under an indenture, dated as of May 19, 2003 (the “Indenture”), by and between the Company and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pursuant to which the Company previously issued $100,000,000 aggregate principal amount aggregate principal amount of its 7.375% Senior Notes Due 2034 on February 10, 2004.

In rendering these opinions, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, I am of the opinion that:

1.

The Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

2.	The Company is a corporation existing and in good standing under the laws of the State of Ohio.

3.

The Company has the corporate power to execute and deliver the Notes and perform its obligations thereunder, and the Notes have been authorized by all necessary corporate action of the Company and will be executed and delivered by the Company under the laws of the State of Ohio.

4.

The execution, delivery, performance and compliance with the terms and provisions of the Notes by the Company do not violate or conflict with the laws of the State of Ohio or the terms and provisions of the articles of incorporation or code of regulations of the Company.

For purposes of the opinion expressed herein, I have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, and (ii) the Indenture is the valid, binding and enforceable obligation of the Trustee. I have further assumed, for purposes of the opinion expressed herein, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

My opinions set forth herein are limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally; and (ii) general equitable principles, whether such principles are considered in a proceeding at law or at equity.

In rendering the foregoing opinions, my examination of the matters of law has been limited to the laws of the State of Ohio, the federal laws of the United States of America and, to the extent set forth in the following sentence, the laws of the State of New York, each, as in effect on the date hereof and I am expressing no opinion as to the effect of the laws of any other jurisdiction. The Indenture is governed by the laws of the State of New York. To the extent that the opinion expressed herein relates to matters governed by the laws of the State of New York, I have relied, with their permission, as to all matters of New York law, on the opinion, dated the date hereof, of Thompson Hine LLP, addressed to the Company and filed as an Exhibit 5.2 to the Current Report on Form 8-K dated on or about the date hereof filed by the Company (the “Form 8-K”) and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-178389) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Securities Act”).

I hereby consent to the filing of this legal opinion as Exhibit 5.1 to the Form 8-K and its incorporation into the Registration Statement. I further consent to the reference to myself under the caption “Validity of the Notes” in the prospectus supplement constituting a part of such Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes to the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Geralyn M. Presti

Geralyn M. Presti

Executive Vice President,

General Counsel and Secretary